Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the use of our report dated June 14, 2004, with respect to the balance sheet of Martin Midstream GP LLC as of December 31, 2003, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Shreveport, Louisiana
June 30, 2004